UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2010 (April 27, 2010)

VERINT SYSTEMS INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-49790	11-3200514
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 South Service Road, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 962-9600

None
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 27, 2010, Verint Systems Inc. (“Verint”) entered into the Amendment, Waiver and Consent (the “Consent”) among Verint, the lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, with respect to the Credit Agreement, dated as of May 25, 2007, among Verint, the lenders from time to time party thereto, and the Administrative Agent party thereto (the “Credit Agreement”). The Consent extends the due date for delivery of audited consolidated financial statements and related documentation for the year ended January 31, 2010 from May 1, 2010 to June 1, 2010. In consideration for this amendment, Verint paid approximately $0.9 million. This description of the Consent is qualified in its entirety by reference to the Consent, a copy of which is attached as exhibit 10.1 hereto and is incorporated herein by reference.

As previously disclosed, Verint’s Annual Report on Form 10-K for the year ended January 31, 2010 has been delayed due to the compressed timeframe resulting from its filing of two Annual Reports on Form 10-K covering the four fiscal years ended January 31, 2009 in the six and a half week period preceding this report. Verint is now substantially complete with its Annual Report on Form 10-K for the year ended January 31, 2010 and expects to file such report and deliver the audited consolidated financial statements for such period to the lenders as soon as possible within the time period permitted by the Consent.

Item 9.01. Financial Statements and Exhibits.

      (d) Exhibits.

Exhibit Number	Description
10.1	Amendment, Waiver, and Consent, dated April 27, 2010, among Verint Systems Inc., the lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, to the Credit Agreement, dated as of May 25, 2007, among Verint Systems Inc., the lenders from time to time party thereto, and the Administrative Agent party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verint Systems Inc.

Date: May 3, 2010

By:	/s/ Douglas E. Robinson

Name: Title:	Douglas E. Robinson Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment, Waiver, and Consent, dated April 27, 2010, among Verint Systems Inc., the lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, to the Credit Agreement, dated as of May 25, 2007, among Verint Systems Inc., the lenders from time to time party thereto, and the Administrative Agent party thereto.